CERTIFICATE OF AMENDMENT
                                         TO
                             CERTIFICATE OF INCORPORATION
                                         OF
                                    CALDERA, INC.

                           (PURSUANT TO SECTION 242 OF THE
                   GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)


                    Caldera,  Inc.  (the   "Corporation"),  a   corporation

          organized  and  existing  under  and  by virtue  of  the  General

          Corporation Law  of  the State  of  Delaware (the  "DGCL"),  DOES

          HEREBY CERTIFY:

                    FIRST:    The Board of Directors of the Corporation by
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          unanimous consent duly adopted resolutions setting forth proposed amendments (the "Amendments") to the Certificate of Incorporation

          of the Corporation, declaring the Amendments to  be advisable and calling for  the submission of the Amendments to the stockholders of  the Corporation at a special meeting of the stockholders held upon  notice  in accordance  with Section  222  of the  DGCL, and stating that the Amendments will be effective only after adoption thereof by the  affirmative vote of a majority of  the issued and outstanding shares of Common Stock of the Corporation.

                    SECOND:   Thereafter, pursuant to a resolution of the
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          Board  of  Directors  of  the Corporation,  the  Amendments  were submitted  to the holders of the issued and outstanding shares of

          Common Stock of the  Corporation, and such holders voted  for the adoption of the following resolutions to amend the Certificate of

          Incorporation of the Corporation:

                    RESOLVED,  that,  subject to  stockholder approval
               and effective on the date and at the time a Certificate of Amendment to the Certificate of Incorporation of the Corporation is filed with the Secretary of State of Delaware (the "Effective Date"), the Certificate of Incorporation of the Corporation is amended by deleting in its entirety the present Article 1 and substituting in lieu thereof the following Article 1:

                         1. The  name of  the Corporation shall  be Unistar
          Financial   Service  Corp.   (hereinafter  referred  to   as  the
          "Corporation");

                    RESOLVED, that,  on the  Effective Date, each  share of
               the Corporation's Common Stock, $.01 par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a one-for-fifteen reverse stock split of the Corporation's Common Stock, $.01 par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive new certificates (the "New Certificates") pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward or downward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of the Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamp to the Old Certificates surrendered, to provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are classified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law. As a result of this Amendment, the authorized stock of the Corporation shall not change and thereafter shall remain 55,000,000 shares in aggregate, comprised of 50,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value, until thereafter reduced or increased in accordance with applicable law.

                    THIRD:    The Amendments were duly adopted in
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          accordance with the  provisions of  Sections 141 and  242 of  the

          DGCL.

                    IN  WITNESS  WHEREOF,  Caldera, Inc.  has  caused  this

          Certificate of  Amendment of Certificate of  Incorporation of the

          Corporation, to be  signed by  Ronald K. Mann,  its President  on this 17th day of August, 1998.




                                   By: /s/ Ronald K. Mann
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                                       Ronald K. Mann, President